A special Meeting of Shareholders of the SEI Asset
Allocation Trust (the Trust) was held on January 15, 2016 for the purpose of considering the proposal to elect, as a slate of nominees, each of the current Trustees and one new Trustee to the Board of Trustees of the Trust.
The proposal was approved with the following voting results:

Trustee
Shares Voted
Robert A. Nesher
  For
39,205,238.55
  Withheld
543,500.94
William M. Doran
  For
39,205,238.55
  Withheld
543,500.94
George J. Sullivan, JR.
  For
39,205,238.55
  Withheld
543,500.94
Nina Lesavoy
  For
39,089,232.15
  Withheld
659,507.34
James M. Williams
  For
39,090,314.10
  Withheld
658,425.39
Mitchell A. Johnson
  For
39,209,658.91
  Withheld
539,080.58
Hubert L. Harris, JR.
  For
39,094,734.45
  Withheld
654,005.04
Susan C. Cote
  For
39,087,380.88
  Withheld
661,358.61